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                              GARDEN BOTANIKA, INC.
                             CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (EXHIBIT 11)
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                         (UNAUDITED)
                                                                  -----------------------------------------------------------------
                                                                          QUARTER ENDED                          #REF!
                                                                  -----------------------------       -----------------------------
                                                                  OCTOBER 31,       NOVEMBER 1,       OCTOBER 31,        NOVEMBER 1,
                                                                     1998              1997              1998               1997
                                                                   --------          --------          --------           --------
PRIMARY:
   Earnings -
       Net earnings (loss) applicable to common
         and common equivalent shares                              $ (5,812)         $ (5,918)         $(20,982)          $(13,305)
                                                                   ========          ========          ========           ========

   Shares -
       Weighted average common shares outstanding                     7,069             7,069             7,069              7,069
       Net effect of stock options, based on
         treasury stock method
         using average market price (1)                                  --                --                --                 --

                                                                   --------          --------          --------           --------
     Weighted average common and common equivalent shares             7,069             7,069             7,069              7,069
                                                                   ========          ========          ========           ========

   Primary earnings (loss) per common and
       common equivalent share                                     $  (0.82)         $  (0.84)         $  (2.97)          $  (1.88)
                                                                   ========          ========          ========           ========


FULLY DILUTED:

   Fully diluted earnings (loss) per share is not presented, as there were no potentially dilutive securities.


NOTE:

   (1) In the calculation of weighted average common and common equivalent shares, nonqualified stock options and warrants to purchase common stock are considered common stock equivalents. Such options and warrants are converted using the treasury stock method, which assumes that the shares issuable upon exercise of the options or warrants were outstanding for the full period. In accordance with generally accepted accounting principles, no common stock equivalents are shown for either the third quarter or the first nine months of either fiscal 1998 or fiscal 1997, as their effect would have been anti-dilutive.





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